Exhibit 10.35

THIRD AMENDMENT

AGREEMENT, dated as of January 13, 2023 (this “Agreement”), by and between Puritan Partners LLC, a New York limited liability company (“Puritan Partners”) and Jupiter Neurosciences, Inc., a Delaware corporation (the “Company”), having its principal place of business at 1001 North US Hwy 1, Suite 504, Jupiter, Florida 33477. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Securities Purchase Agreement, dated as of April 11, 2022, as amended, by and between Puritan Partners and the Company (the “Securities Purchase Agreement”).

WHEREAS, Puritan Partners agreed to purchase pursuant to the Securities Purchase Agreement $1,111,111.11 principal amount of 10% Original Issue Discount Senior Secured Notes due April 11, 2023 (the “Note”) and shares of Common Stock of the Company in the number set forth therein (the “Shares”).

WHEREAS, the Company would like Puritan Partners to further amend certain provisions in the Securities Purchase Agreement and Note to delay the January 2023 interest payment requirement under the Note;

NOW, THEREFORE, in consideration of the following and other consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	The interest on the Note that is due and payable on January 11, 2023, shall instead be due and payable on the earlier of (i) January 31, 2023 and (ii) the closing of the Qualified Offering.

In the event such interest is not paid in full by January 31, 2023, (i) Section 5(e) of the Note, Mandatory Prepayment shall be deleted in its entirety and replaced with (i) below, (ii) the definition of Mandatory Default Amount set forth in Section 1(l) of the Note shall be deleted in its entirety and replaced with (ii) below, and (iii) the definition of Optional Redemption Amount set forth in Section 1(t) of the Note shall be deleted in its entirety and replaced with (iii) below.

(i)	“Mandatory Prepayment. The Company shall be required to offer to prepay in cash the aggregate principal amount of the Notes at 120% of the principal amount thereof plus any unpaid accrued interest to the prepayment date if within the first six months or at 130% of the principal amount thereof plus accrued interest to the prepayment date if on or after the six month anniversary, on the sale of all or substantially all of the assets of the Company or its subsidiaries, taken as a whole, or upon a Change of Control, on upon a Qualified Offering, and at Maturity. Such payment shall be made on the date of each of the events specified above and in each case the Company shall if practical have provided 20 days’ notice to Holders.”

(ii)	“Mandatory Default Amount” means the sum of (a) 130% of the then outstanding principal amount of the Note, (b) accrued but unpaid interest through maturity and (c) all liquidated damages and other amounts due in respect of the Note.”

(iii)	“Optional Redemption Amount” means at 120% of the principal amount thereof plus any unpaid accrued interest to the date of repayment and all other liquidated and other amounts due if paid within the first six months, or at 130% of the principal amount thereof plus any unpaid accrued interest to the date of repayment and all other liquidated and other amounts due if paid between six and twelfth months of the term.

2.	As a result of the Company’s recent issuances of shares of common stock at $5.00/share, the third sentence of Section 2.01 of the Securities Purchase Agreement shall be deleted in its entirety and hereby replaced with the following: In addition, upon closing, the Purchaser will receive 133.33% coverage (i.e. the face amount of the Note, i.e., $1,111,111.11 divided by the lesser of (i) the price/share of the last issuance of solely common stock (including options) of the Company, i.e., $5.00/share or (ii) the price per share of common stock (or if units are issued in the Qualified Offering, the price of units sold in the Qualified Offering), in shares of common stock of the Company (or if units are issued in the Qualified Offering, units). The number of shares to be received at Closing shall be determined by using clause (i) above.

Each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first written above.

JUPITER NEUROSCIENCES, INC.

By:	/s/ Christer Rosén
Name:	Christer Rosén
Title:	Chairman & Chief Executive Officer

Puritan Partners LLC

By:	/s/ Richard Smithline
Name:	Richard Smithline
Title:	Managing Member